UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2007

NASHUA CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (IRS Employer Identification No.)
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)
(603)880-2323
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 23, 2007, Nashua Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement with LaSalle Bank National Association and the lenders party thereto (the “Restated Credit Agreement”) to amend and restate in its entirety the Company’s Amended and Restated Credit Agreement, dated March 30, 2006, as amended (the “Original Credit Agreement”). The Restated Credit Agreement extends the term of the credit facility under the Original Credit Agreement to March 30, 2012 (unless earlier terminated in accordance with its terms) and provides for a revolving credit facility of $28 million, including a $5 million sublimit for the issuance of letters of credit and a $2,841,425 secured letter of credit that will continue to support Industrial Development Revenue Bonds issued by the Industrial Development Board of the City of Jefferson City, Tennessee. In addition, the Restated Credit Agreement establishes a term loan of $10 million. The term loan is payable in quarterly installments of $625,000 beginning June 30, 2008. The revolving credit facility is subject to reduction upon the occurrence of a mandatory prepayment event (as defined in the Restated Credit Agreement). The Company is obligated to make prepayments of the term loan periodically and upon the occurrence of certain specified events. The Restated Credit Agreement also adjusted the Company’s requirement to maintain fixed charge coverage ratio to be less than 1.50 to 1.00.
     All other terms of the Original Agreement remained substantially the same.
     The Restated Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 4.1, and the information contained in the Restated Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: May 29, 2007
	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President - Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Credit Agreement, dated as of May 23, 2007, among Nashua Corporation, LaSalle Bank National Association and the lenders party thereto.